Exhibit 4.37

DATED 16 OCTOBER 2018

Global Ship Lease Services Limited

and

Thomas A. Lister

AMENDED AND RESTATED SERVICE AGREEMENT

i

SERVICE AGREEMENT

DATE	October 16 2018

PARTIES

(1)	GLOBAL SHIP LEASE SERVICES LIMITED (registered no. 06285694) whose registered office is at 150 Aldersgate Street, London EC1A 4AB, United Kingdom (“the Company”); and

(2)	THOMAS A. LISTER of 49 Devonshire Road, Chiswick, London, W4 2HU (“the Executive”).

WHEREAS The Company has offered to provide services to Global Ship Lease, Inc. a company incorporated and registered in the Republic of the Marshall Islands (the “Client”) under the Services Memorandum.

WHEREAS The Executive has agreed as an employee of the Company to oversee and participate in the provision of the services and, in particular, to act as Chief Financial Officer and Chief Commercial Officer of the Client on the terms of this Agreement.

WHEREAS The Client is party to the Agreement and Plan of Merger, dated as of March 21, 2008, by and among Marathon Acquisition Corp., GSL Holdings, Inc., CMA CGM S.A. and the Client (the “Merger Agreement”).

WHEREAS

(A)

The Executive and the Company entered into a service agreement dated 14 August 2008 which was re-executed as a deed on 1 December 2008 and was further amended by Deeds of Amendment dated 20 November 2013 and 6 March 2017 (“the Deeds of Amendment”). An Amended and Restated Service Agreement was entered into on 1 June 2018.

(B)

The Executive and the Company have agreed that certain further amendments be made to the Service Agreement by way of this Amended and Restated Service Agreement (“the Agreement”) with effect from 1 October 2018.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

“the Board” means the board of directors of the Company;

“Change in Control Transaction” means the consummation, following the date of the Merger, of any of the following transactions:

a.

the acquisition, directly or indirectly, by any individual, partnership, firm, company, association, trust, unincorporated organization or other entity (a “Person”), or any Persons acting as a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Client or a person that directly or indirectly controls, is controlled by, or is under common control with, the Client) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Client representing more than 50% of the total combined voting power of the Client’s then outstanding securities entitled to vote in the election of the directors of the Client (the “Voting Shares”);

b.	the Client disposing of all or substantially all of its assets;

c.

10% or more of the value of the assets of the Client, or the Voting Shares of the Client are about to be transferred, or have been transferred, because of any taking, seizure, or defeasance as a result of, or in connection with (i) nationalization, expropriation, confiscation, coercion, force or duress, or other similar action under the laws of the Republic of the Marshall Islands, or (ii) the imposition by the Republic of the Marshall Islands of a confiscatory tax, assessment, or other governmental charge or levy;

d.

the merger of the Client with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Client are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

e.

the Client Board by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Client Board determines that for the purposes of this Agreement, a Change in Control Transaction has occurred; or

f.

there is a change in boardroom control of the Client. A change in boardroom control for the purpose of this clause shall mean a change in the directors of the board of the Client such that the majority of directors of the Client Board following such change are directors who were not directors at 20 November 2013.

A transaction shall not constitute a Change in Control Transaction if its sole purpose is to change the state of the Client’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Client’s securities immediately before such transactions.

“Client” means Global Ship Lease, Inc.

“Client Board” means the board of directors of the Client as from time to time constituted or any duly appointed committee of the Client Board.

“Completion of the Transition” means, provided that the Poseidon Merger is completed, the date of the substantive completion of the transfer of the accounting, finance and other administrative services performed as of the date of this Agreement by the Company’s employees at the principal administrative office in London to a new jurisdiction with such date being determined, inter alia, by the earliest date on which (i) the employment of the last but one of the five employees, as of the date of this Deed, within the finance department in London terminates or, (ii) the Client’s last quarterly earnings release which contains financial information prepared in London is issued or, (iii) the last monthly management accounts are prepared in London or, (iv) the early termination of the lease of the offices at Portland House, Stag Place, London SW1E 5RS or otherwise a date determined by the Board or the Client Board, acting reasonably, such date to be confirmed in writing by the Company to the Executive.

“Good Reason” means the assignment to the Executive by the Company (including an assignment requested to be made by the Client pursuant to the Services Memorandum) of any duties or responsibilities inconsistent with (i) the Executive’s position, (ii) his actual responsibilities or (iii) the actual content and/or status and/or size of the role (all as at the date of this Agreement), including but not limited to, any change in title the effect of which results in the Executive having a lesser status than Chief Financial Officer and Chief Commercial Officer, a reduction in the Executive’s base salary or any change in location of the Company’s principal administrative office or the Executive’s normal place of work to be outside of England, Wales or Scotland.

“Group Company” means the Client, any company of which it is a subsidiary (its holding company) and any other subsidiaries of the Client or such holding company, other than the Company (as such expressions are defined in sections 258, 259 and 736 Companies Act 1985, an enactment of the United Kingdoms of England and Wales).

“Material Transaction” means any merger or acquisition (which is not a Change of Control Transaction) which is determined by the Board acting reasonably and in good faith to be a material merger or acquisition having a material impact on the ownership structure of the Group (meaning the Company and the Group Companies);

“Merger” means the consummation of the merger contemplated under the Merger Agreement.

“Poseidon Merger” means the mergers contemplated by an Agreement and Plan of Merger, anticipated to be completed by the end of 2018, among Poseidon Containers Holdings LLC, K&T Marine LLC, Global Ship Lease, Inc. and the other parties named therein which, if it completes, will constitute a Change in Control Transaction for the purposes of this Agreement.

“Relevant Stock Exchange” means the New York Stock Exchange and/or any other stock exchange, recognised investment exchange or automated quotation system on which any Group Company or any of their securities, as applicable, is listed, dealt in or admitted for trading;

“Services Memorandum” means the Memorandum of Agreement for Intra-group Management Services between the Company and the Client.

“Stock Incentive Plan” means the Stock Incentive Plan of the Client.

“Subsidiary Company” means any Group Company other than the Client.

“Termination Date” means the date of the termination of the employment of the Executive hereunder, howsoever caused.

1.2	In this Agreement (unless the context otherwise requires):

(A)

any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force or to any subordinate legislation made under the same;

(B)	any reference to a clause is to a clause of this Agreement;

(C)

the expression “directly or indirectly” means (without prejudice to the generality of the expression) either alone or jointly with or on behalf of any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate.

1.3	The headings contained in this Agreement are for convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2.	APPOINTMENT

2.1

The Company hereby appoints the Executive and the Executive agrees to serve the Company as director and Chief Financial Officer and Chief Commercial Officer. Under the terms of the Services Memorandum the Company has agreed to provide Chief Financial Officer and Chief Commercial Officer services to the Client and the Executive has agreed to serve the Company in that capacity.

2.2

The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party which are binding upon him.

3.	TERM AND NOTICE

3.1

The terms of this Agreement and the provision of services to the Company during the course of the Executive’s employment by the Company shall commence on the date of the initial closing of the Merger and, subject to the provisions of clause 17, continue thereafter unless and until terminated by:

(A)	subject to clause 16.1(C)(ii), the Company giving to the Executive not less than 9 months’ written notice; or

(B)	subject to clauses 16.1(A), 16.1 (C)(ii) and 16.2(A), the Executive giving to the Company not less than 6 months’ written notice.

3.2	For the purposes of the Employment Rights Act 1996, the Executive’s period of continuous employment with the Company commenced on 23 January 2008.

3.3

The Company reserves the right at any time, in its absolute discretion, to terminate the Executive’s employment by paying to the Executive a sum equal to his salary and contractual benefits for the relevant period of notice, such sum to be subject to deductions for income tax and National Insurance Contributions as appropriate.

4.	DUTIES

4.1	The Executive shall during the continuance of his employment:

(A)	exercise such powers and perform such duties in relation to the business of the Company or of any Subsidiary Company as may from time to time be vested in or assigned to him by the Board;

(B)

well and faithfully serve the Company and any relevant Subsidiary Companies and the Client to the best of his ability and carry out his duties with all due care, skill and ability, and use his best endeavours to promote and maintain their interests and reputation;

(C)	if so requested by the Board, remain or become a director of the Company and remain in such capacity without any additional remuneration; and

(D)

if so requested by the Board, exercise such powers and perform such duties in relation to the business of the Client as shall be exercisable, or required to be performed, by the Company under the terms of the Services Memorandum.

4.2	The Executive will serve the Company and any Subsidiary Company in such capacity as the Board shall determine from time to time. In performance of his duties the Executive shall:

(A)

work normal office hours of 9 am to 5 pm together with such additional hours as are necessary for the proper performance of his duties and the parties acknowledge for the purposes of the Working Time Regulations 1998 that the Executive is a managing executive with autonomous decision making powers;

(B)	perform his duties in London, England or at such other location within England, Wales or Scotland as the position of the Executive shall reasonably require, whether on a permanent or temporary basis;

(C)	devote the whole of his working time, skill, ability and attention to the business of the Company and, as required by sub-clause (G) below, the Client;

(D)	in all respects conform to and comply with lawful directions and regulations given and made by the Board;

(E)	in all respects conform to and comply with all relevant rules and/or codes issued by or on behalf of any Relevant Stock Exchange;

(F)

travel to such places (whether inside or outside the United Kingdom) in such manner and on such occasions and for such periods as the position of the Executive may from time to time reasonably require; and

(G)

unless the Client requires the Company pursuant to the Services Memorandum to cause the Executive to cease to provide services and otherwise for so long as the Board may require, serve the Client as Chief Financial Officer and Chief Commercial Officer pursuant to and subject to the terms of the Services Memorandum and in that capacity the Executive shall in all respects conform to and comply with all and any lawful directions and regulations given and made by the Client Board.

4.3

The Executive shall promptly disclose forthwith to the Board any and all information he has or acquires which relates or may relate to the business or any potential business of the Company or any Group Company.

4.4

The Executive shall immediately upon the Company’s request supply any and all information which the Company or any Group Company may reasonably require in order to be able to comply with any statutory or regulatory provision or stock exchange rule or requirement of any Relevant Stock Exchange.

4.5

The Executive shall not undertake or purport to undertake any transactions on behalf of the Client or any Group Company other than in the course of providing services pursuant to and in accordance with the Services Memorandum (or other similar agreement between the Company and any Group Company) and, for the avoidance of doubt, the Executive shall not otherwise, without the prior express written authority of the Board;

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(A)	incur any expenditure in the name of or for the account of the Client or any Group Company;

(B)	hold himself out as having authority to bind the Client or any Group Company.

4.6	The Executive shall comply with the Client’s or any Group Company’s health and safety procedure from time to time in force.

5.	SALARY

5.1

The Company shall pay to the Executive by way of remuneration for his services under this Agreement a basic salary of £230,000 per annum (inclusive of any director’s fees payable to him by the Company or any Group Company) which shall accrue from day to day and shall be payable in arrears by equal monthly installments on or about the 1st day of every month (or pro rata where the Executive is only employed during part of a month).

5.2

Such salary shall be reviewed by (with the outcome of such review being at the absolute discretion of) the Board (or if appropriate the remuneration committee thereof) on or about 1 January in each calendar year with the first such review to take place as at 1 January 2019 without commitment to increase.

5.3	The Company shall be entitled to deduct from any sums payable to the Executive (including salary):

(A)	all sums from time to time owed by the Executive to the Company or to any Group Company howsoever arising;

(B)

all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of his salary and any other benefits provided to him by the Company or any Group Company; and

(C)	such sums as the Executive notifies the Company in writing to pay directly into any personal pension scheme of the Executive.

6.	EXPENSES

The Company shall reimburse the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly incurred by him in or about the performance of his duties under this Agreement subject to his compliance with the Company’s then current guidelines, if any, relating to expenses and to the production, if required, of receipts, vouchers or other supporting documents.

7.	BONUS SCHEME

7.1

The Executive will be entitled to participate in any contractual bonus scheme or schemes established from time to time by the Company for executives of equivalent status to the Executive, subject always to the rules of those schemes. The Executive may from time to time receive a bonus payment up to an annual maximum of 40% of the Executive’s basic salary as set out in clause 5.1 above based on achievement of objectives to be agreed between the Executive and the Company from time to time. The payment and amount of any payment (within the 40% of basic salary threshold) is at the Company’s absolute discretion. A payment at any particular time will not create any entitlement to or expectation of any future payment or the amount of any future payment. Save in the case of any accrued bonus under any bonus scheme in which the Executive is participating, the Executive will not be entitled to receive any such bonus payment if, at the date the bonus payment under the bonus scheme would ordinarily be made, he is not employed by the Company or if the Executive has served notice to terminate his employment without Good Reason (as defined above).

7.2

The Executive shall also be entitled to receive a special transaction bonus equal to six months’ bonus at the maximum percentage such amount to be paid in the payroll immediately following the completion of the Poseidon Merger less usual deductions (the Transaction Bonus), provided always that on the date for payment the Executive has not given notice to terminate his employment with the Company (whether on notice or with immediate effect) and the Company has not given notice to terminate the Executive’s employment pursuant to clause 17.1 (in which case the Executive shall have no entitlement to the same). This bonus is additional to annual bonus and shall not be taken into account for the purpose of calculating pension contributions or any other salary-linked benefits. If the Poseidon Merger does not complete then the Transaction Bonus shall not be payable.

7.3

The Company agrees and confirms that in the event that the Poseidon Merger completes and completion is within 2018, the bonus amount payable to the Executive for the first three quarters of 2018 shall be calculated at the maximum percentage, such amount to paid in the payroll immediately following the completion of the Poseidon Merger less usual deductions, provided always that on the date for payment the Executive has not given notice to terminate his employment with the Company (whether on notice or with immediate effect) and the Company has not given notice to terminate the Executive’s employment pursuant to clause 17.1 (in which case the Executive shall have no entitlement to the same). The bonus amount payable for the final quarter of 2018 would be a matter for determination in 2019 by the then Board of the Company.

8.	SHARE SCHEMES

The Executive will be entitled to participate in such share schemes as the Client may operate upon such terms as the Board may from time to time determine and subject always to the rules and eligibility requirements of the scheme or schemes from time to time in force.

9.	HEALTH, LIFE AND MEDICAL INSURANCE

9.1	The Executive shall during his employment be entitled to participate in the Company’s:

(A)	permanent health insurance scheme; and

(B)	arrangements for private medical treatment or medical health insurance including spouse or partner or anyone living as such and dependent children under the age of 21 years; and

(C)	life assurance

(together “Insurance Schemes”) operated from time to time by or for the Company for the benefit of employees of the Company or any Group Company of equivalent status to the Executive, subject to any applicable rules and conditions of the Insurance Schemes. To the extent that there is any disparity between the rules and conditions of the relevant Insurance Scheme and the terms of this Agreement the relevant scheme rules and conditions shall take precedence. The Company shall not have any liability to pay any benefit to the Executive (or any family member) under any Insurance Scheme unless it receives payment of the benefit from the insurer under the scheme and shall not be responsible for providing the Executive (or any family member) with any benefit under an Insurance Scheme in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to the Executive (or family member).

9.2

Any Insurance Scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of that scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board (after the Executive has been examined by a medical practitioner nominated by the insurers or by the Company) the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age.

9.3	No contracting out certificate is in force in relation to this employment.

10.	ILLNESS

10.1

In the event of illness or other incapacity beyond his control as a result of which he is unable to perform his duties the Executive shall remain entitled to receive his salary in full for any continuous period of 3 months or an aggregate period of 90 days’ absence in any consecutive twelve month period subject to:

(A)

compliance with the Company’s procedures relating to sickness notification, statutory sick pay and self-certification to cover absence from work due to sickness or other incapacity and to the provision of medical certificates and/or (at the Company’s discretion) undergoing a medical examination by a doctor appointed by the Company. The Executive shall co-operate in ensuring the prompt delivery of such report to the Company and authorise his own medical practitioner to supply all such information as may be required by that doctor and, if so requested by the Company, authorise his medical practitioner to disclose to the Company his opinion of the Executive’s state of health;

(B)	a deduction (at the Company’s discretion) from his salary of an amount or amounts equal to any statutory sick pay or social security benefits to which the Executive is entitled; and

(C)

a deduction (at the Company’s discretion) from his salary of an amount or amounts equal to any payment made to the Executive under any health insurance arrangements effected from time to time by the Company and/or any Group Company on his behalf.

11.	HOLIDAYS

11.1

The Executive shall be entitled to 25 working days’ holiday (in addition to the normal United Kingdom public holidays) in each calendar year commencing on 1 January in each year (which shall accrue on a monthly basis). Holidays shall be taken at such times as are reasonable and convenient having regard to the requirements of the Company’s business.

11.2

If at the end of the calendar year the Executive has accrued holiday entitlement which he has not taken he shall be entitled to carry forward an absolute maximum of up to 10 days into the following calendar year.

11.3	The Company reserves the right, at its absolute discretion, to require the Executive to take any outstanding holiday during any notice period.

11.4

On termination of the Executive’s employment (howsoever occasioned), if the Executive has taken more or less than his annual holiday entitlement an appropriate adjustment shall be made to any payment of salary or benefits from the Company to the Executive. In this event the calculation shall be made on the basis that each day of holiday is worth 1/260 of his basic salary as set out in clause 5.1.

12.	OTHER BUSINESS INTERESTS

12.1

The Executive shall not during the continuance of his employment (whether during or outside working hours) without the prior consent in writing of the Board, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than the Company or any Group Company in accordance with the terms of this Agreement provided that nothing in this clause 12 shall prohibit the Executive from being the holder of not more than three per cent. of any class of stock, shares or debentures or other securities in any company which is listed, dealt in and/or admitted for trading on any stock exchange, recognised investment exchange or automated quotation system (‘Exchange’); or

12.2

The Executive shall not during the continuance of his employment (except with the prior written consent of the Board) introduce to any other person, firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company, nor shall he have any financial interest in or derive any financial benefit from any contracts made by the Company or any Group Company with any third party.

13.	CONFIDENTIAL AND BUSINESS INFORMATION

13.1

In addition to and without prejudice to the Executive’s common law obligations to keep information secret, the Executive shall not (except for the purpose of performing his duties hereunder or unless ordered to do so by a court of competent jurisdiction) either during his employment or after its termination directly or indirectly use, disclose or communicate Confidential and Business Information and he shall use his best endeavours to prevent the improper use, disclosure or communication of Confidential and Business Information:

(A)

concerning the business of the Company or any Group Company and which comes to the Executive’s attention during the course of or in connection with his employment or provision of services to the Company or any Group Company from any source within the Company or any Group Company; or

(B)

concerning the business of any person having dealings with the Company or any Group Company and which is obtained in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

13.2	For the purposes of clause 13.1, Confidential and Business Information means:

(A)

any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information); and/or

(B)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of the Executive’s employment; and/or

(C)	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or

(D)	the previous 18 months’ financial results of any individual part of the business of the Company or any Group Company; and/or

(E)	details of all computer systems and/or data processing or analysis software developed by the Company or any Group Company; and/or

(F)	details of the requirements, financial standing, terms of business and dealings with any Company or Group Company of any client of the Company or any Group Company; and/or

(G)	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or

(H)	information so designated by the Company or any Group Company or which to the Executive’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.

13.3

The restrictions contained in this clause 13 shall cease to apply with respect to any information which would otherwise have been Confidential and Business Information but which comes into the public domain otherwise than through an unauthorised disclosure by the Executive or a third party.

13.4

Notwithstanding the obligations and restrictions contained in this clause 13, nothing in this Agreement shall operate to prevent the Executive making a “protected disclosure” pursuant to the Part IVA of the Employment Rights Act 1996.

13.5	The obligations of the Executive under this clause 13 shall continue to apply after the termination of the Executive’s employment (howsoever terminated).

14.	DATA PROTECTION

14.1	The Executive hereby acknowledges that:

(A)

the Company will collect and process information about the Executive, such as the Executive’s name and contact details as well as more sensitive information, for various purposes in connection with the Executive’s employment, including to manage benefits and payments, to manage expenses, to manage recruitment and on-boarding, to manage absences, for security purposes, to handle claims and disciplinary actions, to monitor performance and use of the IT systems, to conduct certain background checks and to comply with the Company’s legal obligations;

(B)

the Company will collect from the Executive and store personal data about the Executive’s next of kin, such as their name and contact details, for use in emergency situations, and the Executive agrees that the Executive has informed such individuals that their details have been provided to the Company;

(C)

the Company may pass the Executive’s information to third parties such as the Executive’s previous employers, companies for which the Executive provided services, public authorities, law enforcement agencies, fraud prevention agencies and regulators who use it in connection with the purposes set out above. The Company may also pass the Executive’s information to third party agents who handle it on behalf of the Company; and

(D)	depending on the circumstances, the Company’s use of personal data may involve a transfer of data outside the UK and the European Economic Area.

14.2

The Company’s Privacy Notice gives more details of the personal information about the Executive and the Executive’s next of kin that the Company collects and processes. The Executive confirms that the Executive has read the notice. The Privacy Notice does not form part of the terms and conditions of the Employment, and the Company reserves the right to amend it from time to time and to update the uses of personal data listed above and in the Privacy Notice.

14.3

The Executive shall comply with Company and Group Company policies relating to data privacy when handling personal data in the course of the employment, including personal data relating to any employee, customer, client, supplier or agent of the Company. The Executive will also comply with the Company and Group Company policies from time to time in place relating to IT and communications systems, use of social media and other policies as included from time to time.

14.4

Failure to comply with Company and Group Company policies relating to data privacy or any of the policies listed above in clause 14.3 may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

15.	NON COMPETITION

15.1	For the purposes of this clause the following expressions shall have the following meanings:

(A)

“Relevant Employee” means any senior employee or consultant to the Company or any Group Company who has significant client contacts and with whom the Executive has had significant contact during the course of his employment hereunder;

(B)

“Relevant Customer” means a person, firm or company who during the period of twelve months immediately preceding the Termination Date conducted a business relationship (including, without limitation, the provision of services and the negotiation for the same) with the Company or any Group Company and with whom the Executive had significant contact as an employee of the Company;

(C)	“Relevant Business” means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services;

(D)

“Relevant Supplier” means any person firm or company who is or was at any time during the twelve months preceding the Termination Date a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business;

(E)

“Restricted Goods and/or Services” means any goods and/or services with the provision and/or supply of which the Executive was materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the Termination Date.

15.2

In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of the Executive, he will not (except with the prior written consent of the Company) directly or indirectly:

(A)	during his employment or for a period of 6 months after the Termination Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;

(B)	during his employment or for a period of 6 months after the Termination Date employ or otherwise engage any Relevant Employee;

(C)

during his employment or for a period of 3 months after the Termination Date in competition with the Company or any Group Company endeavour to supply or solicit the custom of any Relevant Client in respect of Restricted Goods and/or Services;

(D)	during his employment or for a period of 3 months after the Termination Date in competition with the Company or any Group Company supply Restricted Goods and/or Services to any Relevant Customer;

(E)	during his employment or for a period of 3 months after the Termination Date carry on or be concerned in any Relevant Business in competition with the business of the Company or any Group Company;

(F)

during his employment or for a period of 6 months after the Termination Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company.

For the avoidance of doubt, and notwithstanding the foregoing, the periods following the Termination Date during which the restrictions above are expressed to apply shall commence on: (i) the date that any payment in lieu of notice is made under clause 3.3, or (ii) the date that any valid notice is served by the Executive to terminate his employment in the event of a Change in Control Transaction under clause 16 or (iii) the date of summary termination under clause 17.

15.3	For the purposes of clause 15.2 (E) the Executive is concerned in a business if (without limitation):-

(A)	he carries it on as principal or agent; or

(B)	he is a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business;

disregarding only during the 3 month period after the Termination Date any financial interest of a person in securities which are listed, dealt in and/or admitted for trading on any Relevant Stock Exchange, if that person, the Executive and any person connected with him are interested in securities which amount to less than three per cent. of the issued securities of that class and which, in all circumstances, carry less than three per cent. of the voting rights (if any) attaching to the issued securities of that class.

15.4

The Executive shall not (except with the prior written consent of the Company) at any time after the termination of his employment represent himself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith.

15.5

The Executive shall not during his employment whether during or outside office hours undertake any steps of any kind to promote or establish (or assist therein) any business which in the reasonable opinion of the Company is or is intended to be or may become in competition with any business operated by the Company or any Group Company.

15.6

The Executive shall not at any time (whether during or after the termination of his employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of the Company or any Group Company.

15.7	The Executive agrees to enter into the restrictions in this clause 15 in consideration for the Company agreeing to employ him on the terms contained in this Agreement.

15.8

While the restrictions in this clause 15 are considered by the Executive and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

16.	CHANGE IN CONTROL AND MATERIAL TRANSACTIONS

16.1	Following a Change in Control Transaction, if:

(A)

circumstances amounting to Good Reason come into existence within a period of 2 years from the date of completion of a Change of Control Transaction (other than completion of the Poseidon Merger) and the Executive serves 14 days’ written notice on the Company terminating his employment for that Good Reason within 90 days of that Good Reason coming into existence (for the avoidance of doubt, the Executive shall have no rights under this clause 16.1(A) in connection with the Poseidon Merger including its completion); or

(B)

the Executive’s employment is terminated by the Company or notice of termination of employment is served by the Company either (i) within 6 months of the completion of a Change in Control Transaction (unless the Change in Control is the Poseidon Merger, in which case only limb (ii) shall apply) or (ii) if the Poseidon Merger is completed, at any time up to the end of 90 days following the date falling on the earlier of (i) the Completion of the Transition and (ii) 12 months after the completion of the Poseidon Merger (save in either case where the Company terminates the Executive’s employment pursuant to clause 17.1 or, subject to Clauses 20.2 and 20.3, for genuine and material poor-performance or misconduct reasons), the Executive will (subject to clauses 16.3, 16.4 and 16.5), be entitled to receive within 7 days of the Termination Date:

(i)	severance payment of an amount equal to 12 months’ salary and the cost to the Company of the provision of contractual benefits to the Executive for 12 months; and

(ii)

bonus in respect of the bonus year completed immediately prior to the bonus year in which the Termination Date falls, calculated on the basis of the Executive’s maximum annual bonus percentage (unless a lower percentage has already been determined by the Company although in the event that the Poseidon Merger completes the provision of clause 7.3 shall apply to the exclusion of this clause 16.1(B)(ii)) less any payments on account of the bonus for that previous year which have been paid to the Executive (and this payment will replace any outstanding entitlement to bonus in respect of that previous bonus year); and

(iii)

a pro-rated bonus (reflecting the portion of the bonus year that has elapsed as at the Termination Date) in respect of the bonus year which is current at the Termination Date calculated on the basis of the Executive’s maximum annual bonus percentage (and this payment will replace any further entitlement to bonus for that current year that the Executive may have under clause 7.1 of the Service Agreement), less any payments on account of the bonus for that current year which have been paid to the Executive; and

(iv)	a further bonus payment calculated on the basis of the Executive’s maximum annual bonus percentage for a full bonus year; and

(v)	the Transaction Bonus, less any payments on account of the Transaction Bonus which have been paid to the Executive; however

(should the Poseidon Merger be completed, the amounts provided for in sub-clauses (i) through (v) (inclusive) together comprise the “Retention Amount” and shall be payable to the Executive subject to and in accordance with clause 16.1.C)

(vi)	less an amount equal to the sum of any Poseidon Payments on Account already paid to the Executive as provided for in subclause 16.1(C)(i); and

(vii)

the Company shall use reasonable endeavours to procure that (i) the Executive receives the full benefit of any awards under the Stock Incentive Plan (including, without limitation, any acceleration of vesting or extension of the post-termination exercise term of the Executive’s awards as provided for in the applicable award agreement) and (ii) he is treated as being a “Good Leaver” (as defined in the relevant scheme(s) and subject always to the rules and provisions of such scheme(s)) for the purposes of any other applicable bonus or incentive scheme (besides the Stock Incentive Plan) which is operated by the Company or any Group Company from time to time and in which the Executive is participating as at the Termination Date and, for the avoidance of doubt, the provision of this Clause 16.1 (B) shall also apply in the event that the Poseidon Merger is completed as provided for in Clause 16.1 (C).

(C)	If the Poseidon Merger is completed:

(i)

subject to Clause 16.4, the Executive shall receive a total gross amount of £375,660, in nine equal monthly instalments of £41,740 payable in each payroll subsequent to the completion of the Poseidon Merger, less usual deductions, such gross amount being the “Poseidon Payments on Account”, provided always that on the date for payment of each of the Poseidon Payments on Account the Executive has not resigned from the employment and has not lawfully been given notice of termination by the Company pursuant to Clause 17.1 or, subject to Clauses 20.2 and 20.3, for genuine and material poor-performance or misconduct reasons; and

(ii)

without prejudice to the Company’s ability at any time to terminate the Executive’s employment pursuant to Clause 17.1 or, subject to Clauses 20.2 and 20.3, for genuine and material poor-performance or misconduct reasons, the Executive and the Company may elect to terminate the employment by serving one month’s written notice on the other (save where the employment is terminated by the Company pursuant to clause 17.1) at any time within the 90 days following the date falling on the earlier of (a) the Completion of the Transition and (b) 12 months after the completion of the Poseidon Merger; and

(iii)

where the employment is terminated pursuant to Clause 16.1(C)(ii) and the Executive is not required to work out the one month’s notice period then, subject to Clause 16.4, the Executive shall receive a payment in lieu of the one month notice period which shall be paid in addition to the Retention Amount payable in accordance with Clause 16.1.(B) above; and

(iv)

where the employment is terminated by the Company in accordance with Clause 16.1(B) but where the Executive has already received some or all of the Poseidon Payments on Account then the amounts due to the Executive in accordance with Clause 16.1 shall be reduced by an amount equal to the sum of any Poseidon Payments on Account already paid to the Executive.

For the avoidance of doubt, it is confirmed that the Poseidon Payments on Account shall be paid in addition to the Executive’s normal contractual salary and benefits.

16.2	Following a Material Transaction which is completed on or before 1 June 2019, if:

(A)

circumstances amounting to Good Reason come into existence within a period of 2 years from the date of completion of the Material Transaction and the Executive serves written notice on the Company terminating his employment for that Good Reason within 90 days of that Good Reason coming into existence (and in these circumstances the Executive shall be entitled to terminate his employment on 14 days’ notice); or

(B)

the Executive’s employment is terminated by the Company or notice of termination of employment is served by the Company, in each case within 6 months of the completion of a Material Transaction (save where the Company terminates the Executive’s employment pursuant to clause 17.1 or for genuine and material poor performance or misconduct reasons), the Executive will (subject to clauses 16.3, 16.4 and 16.5) be entitled to receive within 7 days of the Termination Date a severance payment of an amount equal to 12 months’ salary and the cost to the Company of the provision of contractual benefits to the Executive for 12 months, bonus in respect of the bonus year completed immediately prior to the bonus year in which the Termination Date falls, calculated on the basis of the Executive’s maximum annual bonus percentage unless a lower percentage has already been determined by the Company (less any bonus actually received by the Executive in respect of that previous bonus year, and this payment will replace any outstanding bonus entitlement to bonus in respect of that previous bonus year), a pro-rated bonus (reflecting the portion of the bonus year that has elapsed as at the Termination Date) in respect of the bonus year which is current at the Termination Date calculated on the basis of the Executive’s maximum bonus percentage (and this payment will replace any further entitlement to bonus that the Executive may have under clause 7), less any payments on account of the annual bonus, and a further bonus payment calculated on the basis of the Executive’s maximum annual bonus for a full bonus year (without reduction), and the Company shall use reasonable endeavours to procure that (i) the Executive receives the full benefit of any awards under the Stock Incentive Plan (including, without limitation, any acceleration of vesting or extension of the post-termination exercise term of the Executive’s awards as provided for in the applicable award agreement) and (ii) he is treated as being a “Good Leaver” (as defined in the relevant scheme(s) and subject always to the rules and provisions of such scheme(s)) for the purposes of any other applicable bonus or incentive scheme (besides the Stock Incentive Plan) which is operated by the Company or any Group Company from time to time and in which the Executive is participating as at the Termination Date.

16.3

Any severance payment payable under clause 16.1 and 16.2 shall be in addition to any salary paid to the Executive during any part of his contractual notice period which he is required to work or during which he is placed on garden leave and any cost to the Company of the provision of contractual benefits provided to the Executive during that period, but shall be reduced by an amount equal to any payment in lieu of notice made to the Executive pursuant to clause 3.3 (however for the avoidance of doubt, not pursuant to Clause 16.1(C)(iii)).

16.4	The Company’s obligations under clauses 16.1 and 16.2 are subject to and conditional on:

(A)

where the Executive’s employment terminates or is to terminate, the Executive entering into, and complying with the terms of, a statutory settlement agreement, together with a ACAS COT3 Form (“COT3”) waiving any residual claims not covered by the settlement agreement. Such agreements will be in a form satisfactory to the Company (acting reasonably), which is expected to be similar to that annexed to this Deed (without prejudice to the Company’s right (acting reasonably) to require the Executive to enter into agreements in a different form but in the expectation that it remains similar in content), pursuant to which the Executive will waive all claims that he may have against the Company or any Group Company, and any of its or their officers, trustees, directors, shareholders, employees or agents, including any claims arising from his employment or its termination and any directorships or other offices and their termination. In circumstances where the Executive has received any Poseidon Payments on Account the Company will retain a right to require the repayment of the same as a debt in the event that either: (i) the Executive fails to enter into the settlement agreement and COT3 in accordance with this Clause 16.4(A); and/or (ii) brings any claim against the Company or any Group Company or Technomar Shipping Inc. (“Technomar”) or any of its or their officers, trustees, directors, shareholders, employees or agents, including any claims arising from his employment or its termination and any directorships or other offices and their termination; and/or (iii) at any time prior to the payment of the final Poseidon Payment on Account, the Executive resigns from the employment or the Company lawfully determines that it is or has been entitled to give notice to terminate the employment in accordance with Clause 17.1 or, subject to Clauses 20.2 and 20.3, for genuine and material poor-performance or misconduct reasons, and the Executive hereby authorises the Company to deduct from any outstanding amounts due to the Executive (other than in respect of clauses 7.2, 7.3 or 16.1 (B) (ii) (v) and (vii)) an amount equal to any amount the Executive is required to repay under this clause, and no further instalments of the Poseidon Payments on Account and no Retention Amount shall be payable to the Executive. Further, in the event that the Executive fails to enter into the settlement agreement and COT3 in accordance with this Clause 16.4(A) and brings any claim against the Company or any Group Company or Technomar or any of its or their officers, trustees, directors, shareholders, employees or agents, including any claims arising from his employment or its termination and any directorships or other offices and their termination, the Executive hereby agrees that the relevant court or tribunal should reduce any sum(s) which it would otherwise award to the Executive by £1 for each £1 received by the Executive by way of the Poseidon Payments on Account; and

(B)

the Executive’s compliance with his material obligations under this Agreement (including, but not limited to, his obligations under clauses 13 (CONFIDENTIAL AND BUSINESS INFORMATION) and 15 (NON COMPETITION)). In the event that the Executive commits any breach of such material obligations, the Company shall be released from its obligations under clauses 16.1 and 16.2 (other than in respect of clauses 7.2, 7.3, 16.1 (B) (ii), (v) or (vii)), and in the event that the Executive commits any such breach following receipt of any payment pursuant to clause 16.1 or 16.2, or the Company becomes aware of any such breach following the Executive having received a payment under clause 16.1 or 16.2, an amount equal to the net payment made under clause 16.1 or 16.2 (other than in respect of amounts under clauses 7.2, 7.3, 16.1 (B) (ii) (v) or (vii)) (plus any tax deducted from such payment that the Executive is able to recover from HMRC) shall be immediately repayable by the Executive to the Company as a debt. Should the Poseidon Merger be completed, this sub-clause shall not apply after 18 months following such completion.

16.5

For the avoidance of doubt, if the Executive has received or is entitled to receive any payment pursuant to clause 16.1 under no circumstances shall he have any entitlement to any payment under clause 16.2, and vice versa. Any amount payable under clause 16.1 or 16.2 shall be subject to deductions for income tax and National Insurance Contributions as appropriate.

17.	SUMMARY TERMINATION

17.1	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if:

(A)

the Executive is guilty of misconduct or commits any serious breach or non-observance (and in the case of any misconduct, serious breach or non-observance which is capable of being remedied by the Executive, having been given notice in writing and having failed to remedy the same within 7 days of such notice having been served) of any of the provisions of this Agreement or of his obligations to the Company or any Group Company

(whether under this Agreement or otherwise) or any lawful acts or directions of the Board or relevant rules and/or codes issued by or on behalf of any Relevant Stock Exchange or (having been given notice in writing and having failed to remedy the same within 7 days of such notice having been served) is guilty of any continued or successive breaches or non-observance of any of such provisions, obligations, acts or directions, rules and/or codes in spite of written warning to the contrary by the Board;

(B)	the Executive is in the reasonable opinion of the Board negligent or incompetent in the performance of his duties;

(C)	the Executive is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act of 1986;

(D)

the Executive is guilty of any fraud or dishonesty or acts in any manner which in the reasonable opinion of the Board brings or is likely to bring the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(E)

the Executive performs any act or omission which in the reasonable opinion of the Board may seriously damage the interests of the Company or any Group Company or willfully or negligently breaches any legislation or any regulation to which the Company or Group Company may be subject which may result in any penalties being imposed on him or any Directors of the Company or Group Company.

(F)	the Executive becomes prohibited by law or is disqualified from being a director or officer of a company;

(G)	the Executive is convicted of any criminal offence by a court of competent jurisdiction (other than a minor offence for which a fine or other non-custodial penalty is imposed);

(H)	the Executive commits any act of deliberate discrimination or harassment on grounds of race, sex, disability, sexual orientation, religion or belief or age;

(I)	the Executive becomes of unsound mind or a patient for the purpose of any statute relating to mental health;

(J)

the Executive is convicted of an offence under the Criminal Justice Act 1993 (or the Financial Services Authority becomes entitled to impose a penalty on the Executive pursuant to section 123 of the Financial Services and Markets Act 2000) or the Executive is otherwise convicted or found liable under any other present or future statutory enactment or regulation relating to insider dealing and/or market abuse;

(K)	the Executive resigns as a director or officer of the Company other than at the request of the Company;

(L)	the Client requires the Company to cause the Executive to cease providing services to it pursuant to clause 3.4 of the Services Memorandum; or

(M)

the Executive commits any other act warranting summary termination at common law including (but not limited to) any act justifying dismissal without notice in the terms of the Company’s generally-applicable Disciplinary Rules in place from time to time.

17.2	Clause not used.

17.3

The termination of the Executive’s employment hereunder for whatsoever reason shall not affect those terms of this Agreement which are expressed to have effect after such termination and shall be without prejudice to any accrued rights or remedies of the parties.

17.4

On the termination of the Executive’s employment either summarily or otherwise, or at any other time in accordance with instructions given to him by the Board, the Executive will immediately return to the Company all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Group Company (including but not limited to credit cards, keys and passes) which are in the Executive’s possession or under his control.

17.5

On the termination of the Executive’s employment either summarily or otherwise, or at any other time in accordance with instructions given to him by the Board, the Executive will immediately irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company or any Group Company.

17.6

Upon the request of the Board, the Executive will provide a signed written statement that he has fully complied with his obligations under clauses 17.4 and/or 17.5 and the Company may withhold any sums owing to the Executive on the Termination Date until the obligations in clause 17.4 and/or 17.5 have been complied with.

18.	INVENTIONS AND IMPROVEMENTS

18.1	For the purposes of this clause 18 the following words and expressions shall have the following meanings:

“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any method, idea, concept, experimental work, theme, invention, discovery, process, model, formula, prototype, sketch, drawing, plan, composition, design, configuration, improvement or modification of any kind conceived, developed, discovered, devised or produced by the Executive alone or with one or more others during his employment and which pertains to or is actually or potentially useful to the activities from time to time of the Company (or any Group Company) or any product or service of the Company (or any Group Company) or which pertains to, results from or is suggested by any work which the Executive or any other employee of the Company (or any Group Company) has done or may hereafter during his employment do for the Company (or any Group Company).

18.2

The Executive shall promptly disclose and deliver to the Company in confidence full details of each Invention (whether or not it was made, devised or discovered during normal working hours or using the facilities of the Company, and whether or not the Executive considers that by virtue of section 39 Patents Act 1977 rights to such Invention fail to vest in the Company) to enable the Company to determine whether rights to such Invention vest in the Company, upon the making, devising or discovering of the same and shall at the expense of the Company give all such explanations, demonstrations and instructions as the Company may deem appropriate to enable the full and effectual working, production and use of the same. To the extent that by virtue of section 39 Patents Act 1977 rights to such Invention vest in the Executive the Company shall return to the Executive any documentation provided by the Executive pursuant to this clause 18 and the Company shall keep such details confidential unless or until such time as such details are in or enter the public domain, other than by a breach of this Agreement.

18.3

The Executive hereby assigns (in so far as title has not automatically vested in the Company through the Executive’s employment) to the Company with full title guarantee by way of future assignment all copyright, database right, design right and other similar rights for the full terms (including any extension or renewals thereof) thereof throughout the world in respect of all works, designs or materials (including, without limitation, source code and object code for software) originated, conceived, written or made by the Executive during the period of his employment (except only those works or designs originated, conceived, written or made by the Executive wholly outside his normal working hours which are wholly unconnected with any business activity undertaken or planned to be undertaken by the Company or any Group Company) to hold unto the Company absolutely. The aforementioned assignment shall include the right to sue for damages and/or other remedies in respect of any infringement (including prior to the date hereof).

18.4

The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this clause 18 or otherwise.

18.5

The Executive shall, without additional payment to him (except to the extent provided in section 40 Patents Act 1977, or any similar provision of applicable law) at the request and expense of the Company and whether or not during the continuance of his employment, promptly execute all documents and do all acts, matters and things as may be necessary or desirable to enable the Company or its nominee to obtain, maintain, protect and enforce any Intellectual Property Right vested in the Company (save only to the extent that any Intellectual Property Rights fail to vest in the Company by virtue of section 39 Patents Act 1977) in any or all countries relating to the Intellectual Property Right and to enable the Company to exploit any Intellectual Property Right vested in the Company.

18.6

The Executive shall not do anything (whether by omission or commission) during his employment or at any time thereafter to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee, and in particular the Executive shall not disclose or make use of any Invention which is the property of the Company without the prior written consent of the Company. The Executive shall during or after the termination of his employment with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Right or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

18.7

Without prejudice to the generality of the above clauses, the Executive hereby irrevocably authorises the Company to appoint a person to be his attorney in his name and on his behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this clause 18.

18.8	The obligations of the Executive under this clause 18 shall continue to apply after the termination of his employment (howsoever terminated).

18.9	For the avoidance of doubt, nothing in this Agreement shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.

19.	RESIGNATION OF OFFICES

The Executive shall immediately upon the earlier of termination of his employment or notice of termination being served by either party in accordance with this Agreement give written notice resigning forthwith as a director or trustee or from any other office he may hold from time to time with the Company and/or any Group Company or arising from his engagement by the Company and/or any Group Company without any further compensation.

20.	GRIEVANCE AND DISCIPLINARY PROCEDURE

20.1

In the event of the Executive wishing to seek redress of any grievance relating to his employment he should lay his grievance before the Board or the board of directors of the parent company of any group of which the Company is a member from time to time (in this Clause 20, “Ultimate Board”) in writing, who will afford the Executive the opportunity of a full hearing before the board or a committee of the board or the Ultimate Board (as appropriate) whose decision on such grievance shall be final and binding.

20.2

The Company’s usual disciplinary procedures do not apply to the Executive save that a dismissal will not qualify as: (i) one for material poor performance or misconduct reasons; or (ii) one under Clause 17.1 where the relevant sub-clause relied on is Clause 17.1(B) or Clause 17.1(L) (and then only where the relevant sub-clause in the Services Memorandum is clause 3.4(d)), for the purposes of Clauses 16.1(B) or 16.2(B) unless the Company carries out in relation to such a dismissal a fair disciplinary procedure in line with the ACAS Code of Practice on Disciplinary and Grievance Procedures.

20.3

In the event that any disciplinary action is to be taken against the Executive (including in the circumstances set out in Clause 20.2), any hearing in respect thereof will be conducted by such director of the Company or the parent company of any group of which the Company is a member from time to time as the Board or the Ultimate Board may in its reasonable discretion nominate If the Executive seeks to appeal against any disciplinary action taken against him he should do so to the Ultimate Board submitting full written grounds for his appeal to the Chairman of the Ultimate Board within 7 days of the action appealed against. The decision of the Ultimate Board or a delegated committee thereof shall be final and binding. For the avoidance of doubt, the Executive has no contractual right to either a disciplinary hearing or appeal save as set out in Clause 20.2.

20.4

The Company may in its absolute discretion suspend the Executive from some or all of his duties (and if applicable, from the Board) and/or require him to remain away from work during any investigation conducted into an allegation relating to the Executive’s conduct or performance. During such period, the Executive’s salary will continue to be paid and he will continue to be entitled to all benefits provided to him, including participating in any relevant bonus or share option schemes subject always to the rules of those schemes.

21.	GENERAL

21.1

No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

21.2

The Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment hereunder in relation to any provision in any articles of association, agreement, scheme, plan or arrangement which has the effect of requiring the Executive to sell, transfer or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or to lapse by reason of his termination or because he has given or received notice of termination

21.3

The Executive hereby irrevocably and by way of security appoints the Company and each Group Company now or in the future existing to be his attorney and in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement and in particular, but without limitation, clauses 18 and 19 and the Executive hereby agrees forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

21.4	There are no collective agreements which affect the terms and conditions of the employment of the Executive hereunder.

21.5

For the avoidance of doubt any payments made to or other benefits provided to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia payments or benefits provided at the entire discretion of the Company and do not form part of the Executive’s contract of employment.

21.6

If any clause or provision in this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable then such clause or provision shall be severed from the remainder of the Agreement or clause and that remainder shall continue to be valid and enforceable to the fullest extent permitted by law. In that case, the parties shall negotiate in good faith to replace any invalid, unlawful or unenforceable clause or provision with a suitable substitute clause or provision which maintains as far as possible the purpose and effect of this Agreement.

21.7

This Agreement may be executed in any number of counterparts, each of which when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mail in Adobe TM Portable Document Format (PDF), shall take effect as delivery of an executed counterpart of this Agreement.

21.8	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

21.9	No amendment, modification or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by the parties.

21.10

The parties confirm that the variations to this Agreement that became effective from 1 April 2017 pursuant to the Deed of Amendment dated 6 March 2017 shall not, and shall not following a Change in Control Transaction, constitute circumstances amounting to Good Reason.

22.	NOTICES

22.1

Any notice or communication given or required under this Agreement may be served by personal delivery or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Executive to his aforesaid address or to the address provided from time to time by the Executive to the Company for the purposes of its employment records or by facsimile transmission.

22.2

Any notice sent by post shall be deemed to have been served 24 hours after the time of posting by first class mail and service thereof shall be sufficiently proved by proving that the notice was duly despatched through the post in a pre-paid envelope addressed as aforesaid. In the case of facsimile transmission it shall be deemed to have been received when in the ordinary course of such transmission it would be received by the addressee or if transmitted after 5pm or on a day that is not an ordinary business day on the next business day.

23.	EXTENT AND SUBSISTENCE OF AGREEMENT

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement (however including the Deeds of Amendment) whether written or oral between the Company and the Executive relating to the employment of the Executive. The Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation not expressly set out herein.

24.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement.

IN WITNESS whereof a duly authorised representative of the Company has executed this Agreement and the Executive has executed this Agreement as his Deed on the date of this Agreement.

EXECUTED as a DEED by the Company	)
acting by Ian J Webber, a Director	)	/s/ Ian J Webber
in the presence of:	)

Witness’ signature /s/ Vivek Puri
Witness’ name Vivek Puri
Address 25 Drumaline Ridge, Worcester Park, Surrey KT4 7JT

Occupation C.T.O.

SIGNED and DELIVERED by	)
the said Thomas A Lister	)	/s/ Thomas A Lister
as his DEED in the presence of:	)

Witness’ signature /s/ Vivek Puri
Witness’ name Vivek Puri
Address 25 Drumaline Ridge, Worcester Park, Surrey KT4 7JT

Occupation C.T.O.